Exhibit 10.1

PERSONAL AND CONFIDENTIAL

June 23, 2023

Mr. Kai Zhu
Address Redacted

Dear Kai:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer (“CFO”) of Invacare Holdings Corporation (the “Company” or “Invacare”), reporting directly to the President and Chief Executive Officer of Invacare (“CEO”). The effective date of your appointment under this letter agreement will be July 1, 2023 (the “Effective Date”).

This letter agreement sets forth the general terms and conditions of your employment as CFO and modifies and amends the terms of the Employment Agreement between you and Invacare Germany Holding GmbH (“IGH”) dated as of August 26, 2021 (“Existing Employment Agreement”) as and to the extent expressly set forth herein. In the event of any conflict between the provisions of this letter agreement and the Existing Employment Agreement, this letter agreement shall be controlling.

POSITION

Duties. You will serve as Senior Vice President and Chief Financial Officer with the duties and responsibilities associated with and related to such position and as otherwise requested by the CEO. You will devote substantially all of your business time, effort, energy and skill (vacations and reasonable absences due to illness excepted) as is necessary to fulfill your duties.

COMPENSATION

Salary. Your base salary rate will be USD $400,000 on an annualized basis, beginning as of the Effective Date. Your salary will be payable in Euro (gross; less statutory and contractual deductions and, where applicable, tax at source) in accordance with the Existing Employment Agreement. Beginning with the Effective Date, this base salary will replace and supersede your gross base salary under the Existing Employment Agreement. A portion of your salary, to be defined by you, may be paid to you in USD by the Company in the United States to a local bank account designated by you.

Annual Bonus – You will be eligible to participate in the Executive Incentive Bonus Plan (the “Bonus Plan”), and your target cash bonus opportunity will be 75% of your base annual salary. For 2023, your total annual target bonus opportunity will be determined on a pro rata basis as of the Effective Date. Payment of any bonus will be subject to achievement of the Bonus targets established by, and the determination and certification of, the Compensation, Nominating and Governance Committee of Invacare (the “Compensation Committee”).

INVACARE HOLDINGS CORPORATION

    One Invacare Way, Elyria, Ohio 44035 USA
    440-329-6000 www.invacare.com

Mr. Kai Zhu
June 23, 2023

Equity Grants – You will be entitled to participate in, and receive equity award grants under, the Management Incentive Plan (“MIP”), as determined by and subject to approval of the Compensation Committee.
Severance Benefit. In the event that your employment is terminated by Invacare for any reason other than for cause, you will be entitled to receive: (i) the pay and benefits you are entitled to for the three-month notice period under the Existing Employment Agreement, plus (ii) a severance benefit in the amount equal to nine (9) months’ of your base salary in effect at the time of termination. For purposes of this paragraph, termination by Invacare for cause shall mean termination by Invacare due to your (a) fraud, (b) embezzlement of company assets, (c) intentional violation of law, (d) violation of company policy, (e) substantial failure to perform the duties and responsibilities of your position, (f) conduct which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interests of Invacare or (g) a breach by you of the terms of this letter agreement, your Existing Employment Agreement, the Technical Information and Non-Competition Agreement or the conflict of interest policy. Termination by Invacare for any of the reasons set forth in (a)-(g) of the preceding sentence shall be termination for cause. Your entitlement to severance benefits described in this paragraph are conditioned upon your signing a separation and release agreement in substantially the form attached to the COC Agreement (as defined below). For the avoidance of doubt, the severance benefit does not apply if your employment is terminated voluntarily by you or due to your death or disability.

Change of Control Agreement. As CFO, the Company will provide you with a Change of Control Severance Agreement (“COC Agreement”) which includes provisions for certain severance benefits upon a Change of Control, as more fully described in the COC Agreement, which are in lieu of the Severance Benefit described in this letter agreement.

Technical Information and Non-Competition Agreement. In connection with this letter agreement, you will be required to sign the Company’s standard Technical Information and Non-Competition Agreement.

Pension and social security. You will remain an employee and on the payroll of Invacare Germany Holding GmbH and receive the employee benefits as described in the Existing Employment Agreement, except to the extent expressly modified and amended by the terms of this letter agreement. IGH will continue payment of the German social security, pension and other mandatory contributions, subject to withholding of your required employee contributions.

INTERNATIONAL ASSIGNMENT TO UNITED STATES

Work Arrangements. As CFO, you will be assigned to work at the global headquarters of Invacare in the United States, upon you obtaining an appropriate U.S. Visa (“Relocation Date”). You will establish a work residence within a reasonable commuting distance of the Invacare corporate headquarters in Ohio as soon as reasonably practicable following the Effective Date and you obtaining a US visa and, if necessary, work permit. You will be expected to travel from time to time, as warranted to discharge the duties of your role as the CFO. Travel must adhere to Invacare’s Travel Policy Guidelines.

Immigration Status. Invacare will promptly file a petition with US Immigration and Naturalization Service seeking approval for you to obtain a U.S. Visa to work in the United States. As soon as practicable after Invacare’s petition is approved, you will file an application to obtain an L-1A Visa and/or other appropriate work or residency permits. The Company will

Mr. Kai Zhu
June 23, 2023

reimburse for any documented, reasonable fees incurred to obtain passport, visa and, if appropriate, work permit.

Heath Benefits. The current German health care coverage for you and your family will continue at the same levels and cost-sharing, and the Company will take action to extend the coverage to you, at the Company’s cost, while you are resident in the U.S. The Company will provide you with group accident, disability and life insurance coverages while you are in the U.S.

Family Arrangements. It is contemplated that your spouse and children will maintain their residency in Germany for up to two years following the Relocation Date. To support this special family arrangement during the two years following the Relocation Date, the Company will reimburse up to four round trip economy class airline tickets for your spouse and two children from Germany to the United States, and four round trip premium economy class or equivalent airline tickets for you to return to Germany. This travel benefit is not convertible to any form of cash compensation if not used. The Company will reimburse you for the documented, reasonable fees incurred buy you to obtain the U.S. visas necessary for your family. The Company will provide additional relocation benefits to you to be determined when your family relocates to the United States.

Housing Allowance. In connection with your relocation to Ohio, the Company will provide you with a housing allowance over the two years following the Relocation Date in the amount of USD $3,500 per month, commencing on the first of the month following the Relocation Date (“Housing Allowance”). The Company will pay you such additional amounts (the “Gross-Up Payments”) as required to put you in the same after-tax position (taking into account all applicable non-U.S., federal, state and local taxes imposed or to be imposed on the Housing Allowance and any taxes to be imposed on the Gross-Up Payment) in which you would have been had you not incurred any taxes on the Housing Allowance.

Company Car. You will be provided an automobile for professional and personal use while you reside in the US. The Company will reimburse you for reasonable and documented costs of insurance, use, repair and maintenance of such vehicle. You will return your company vehicle in Germany to IGH at the end of the existing vehicle lease term.

Relocation Allowance. At the time of your relocation, you will be entitled to a relocation allowance to assist you with relocation expenses such as household items and furnishings and moving expenses in the amount of USD $10,000 gross. This payment will be subject to income tax (tax at source) and normal payroll deductions and will be paid on the first payroll date after your relocation to the US.

Vacations. You will be entitled to paid vacation each calendar year in an amount of up to five weeks (two weeks in 2023). Such vacation will be taken in accordance with vacation policies of the Company in effect for its executive officers from time to time. You will also be entitled to the paid holidays as set forth in the Company’s policies. Unused vacation days do not accrue or carry over to a subsequent year.

Tax Preparation Assistance. All income taxes in the United States and Germany related to your compensation, including any incentive bonus payments, shall be borne by you. The Company will pay for, or reimburse you, for documented, reasonable professional tax preparation expenses incurred by you in connection with the preparation of personal income tax returns in the U.S. and Germany, as required by law, for the current tax year and up to two tax years after the Relocation Date (“Tax Protection Period").

Mr. Kai Zhu
June 23, 2023

Tax Protection. During the Tax Protection Period, the Company will support you with tax protection measures that may include active administration of the timing of taxation at source to reduce potential cash flow impacts of tax collection in Germany and in the United States before annual tax protection measures can take place, as per US and Germany tax treaty agreements. You will be protected by the Company during the Tax Protection Period against any higher income tax cost on your compensation in the U.S. compared to the normal income tax cost incurred in Germany. If the tax cost incurred in the U.S. is higher than the tax cost in Germany, the Company will compensate you by paying a one-time Tax Protection Allowance. The tax consultant appointed by the Company will calculate the Tax Protection Allowance after the finalization of the U.S. and German tax filings, as applicable. The private income/wealth are not covered by the tax protection measures.

Kai, we are excited about having you step up to serve as CFO of Invacare! Please sign and date a copy of this letter agreement to indicate your understanding and agreement to these terms and return it to me. If there are any questions regarding this letter agreement, please contact me.

Sincerely,

/s/ Geoffrey P. Purtill

Geoffrey P. Purtill
President and Chief Executive Officer

To acknowledge acceptance of, and agreement with, the terms and conditions for the position of Senior Vice President and Chief Financial Officer, please sign below and return a copy of this letter agreement to Invacare.

__/s/ Kai Zhu________________________            __June 23, 2023_______________
KAI ZHU                             Date